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                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

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      NOTIFICATION OF LATE FILING                    SEC FILE NUMBER

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                      (Check One):                    CUSIP NUMBER

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/X/ Form 10-K and Form 10-KSB       / / Form 20-F         / / Form 11-K
/ / Form 10-Q and Form 10-QSB       / / Form N-SAR

      For Period Ended:  June 30, 2000
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      / / Transition Report on Form 10-K
      / / Transition Report on Form 20-F
      / / Transition Report on Form 11-K
      / / Transition Report on Form 10-Q
      / / Transition Report on Form N-SAR

      For Transition Period Ended:
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  READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION
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      Full Name of Registrant:  Ross Systems, Inc.

      Former Name if Applicable:  N/A

      Address of Principal Executive Office (STREET AND NUMBER): Two Concourse
           Parkway, Suite 800

      City, State and Zip Code:  Atlanta, GA  30328
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PART II -- RULES 12B-25 (b) AND (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b) [Section 23,047], the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

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     (b) The subject annual report,  semi-annual  report,  transition  report on
Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III -- NARRATIVE
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State below in reasonable detail the reasons why Form 10-K and Form 10-KSB,
20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

The Company has encountered unanticipated delays in compiling its 10-K because of a Company-wide restructuring and reorganization earlier this month. This reorganization, combined with certain limitations on corporate resources, have contributed to the need for an extension for the filing of the 2000 Annual Report on 10-K within the prescribed time period of fifteen calendar days.

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PART IV -- OTHER INFORMATION
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         (1) Name and telephone number of person to contact in regard to this notification.

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
               Robert B. Webster         (770)       351-9600 ext. 3493
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                    (Name)            (Area Code)    (Telephone Number)
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         (2) Have all other periodic reports required under section 13 or 15(d)
of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                    /X/  Yes        / /  No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                    /X/  Yes        / /  No

                                Ross Systems, Inc.
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  September 28, 2000     By: /s/ Robert B. Webster, Chief Financial Officer